He	alth Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Angie McCabe 818.676.8692	Media Contact:Margita Thompson 818.676.7912

angie.mccabe@healthnet.com margita.thompson@healthnet.com

HEALTH NET, INC. MOURNS THE DEATH OF
THOMAS T. FARLEY, A MEMBER OF ITS BOARD OF DIRECTORS

LOS ANGELES, August 26, 2010 – Health Net, Inc. (NYSE:HNT) (the “Company”) announced with great sadness today the death of Thomas T. Farley on August 23, 2010. Farley was a member of the company’s board of directors and served on the Audit, Finance and Governance Committees.

Farley was a senior partner in the law firm of Petersen & Fonda, P.C. in Pueblo, Colo., and served on the Board of Governors of the Colorado State University System. Additionally, Farley was a director/advisor of Wells Fargo Bank of Pueblo and Sunset and a member of the Board of Regents of Santa Clara University. Farley also was a director of the Finance Council of the Catholic Diocese in Southern Colorado and of Catholic Charities in Southern Colorado.

“We are all saddened by the passing of Tom Farley,” said Roger Greaves, Health Net’s chairman of the board. “Tom was an inspiration to all of us at Health Net. He was a man of strong character and will be sorely missed by the entire Health Net family.”

With Farley’s passing, the company has nine directors. The board of directors has not designated a replacement for Farley, but intends to begin evaluating candidates to fill the vacancy.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 5.5 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

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